EXHIBIT 5
KILPATRICK & CODY
1100 PEACHTREE STREET
ATLANTA, GEORGIA  30309
Telephone No. (404) 815-6500
Fax No. (404) 815-6555

June 27, 1996


Housecall Medical Resources, Inc.
1000 Abernathy Road
Building 400, Suite 1825
Atlanta, Georgia  30328

     Re:  Form S-8 Registration Statement - 1,717,702 Shares of Common
          Stock

Gentlemen:

     At your request, we have acted as counsel for Housecall Medical Resources, Inc., a Delaware corporation (the "Company"), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1996 Stock Option and Restricted Stock Purchase Plan, the Company's [1994] Stock Option and Restricted Stock Purchase Plan, and the Company's Performance Stock Option and Restricted Stock Purchase Plan (collectively, the "Plans") and the proposed offer and sale of up to 1,717,702 shares of the Company's Common Stock, $0.01 par value per share (the "Shares") pursuant thereto.

     In connection with the preparation of said Registration State-ment, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     The Shares, when issued in accordance with the terms and conditions of the Plans, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement and further consent to the use of our name under the heading "Legal Matters" in said Registration
Statement.

                                   Sincerely,

                                   KILPATRICK & CODY



                                   By: /s/ W. Randy Eaddy
                                      -------------------------
                                      W. Randy Eaddy,
                                      a Partner